Exhibit 99.1

“For Immediate Release”

STARWOOD PROPERTY TRUST, INC.

REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2010

- Declares $0.42 Dividend for First Quarter 2011 -

- Company Appoints Stew Ward As Chief Financial Officer -

Greenwich, CT (March 1, 2011) Starwood Property Trust (NYSE: STWD) (the “Company”) today announced operating results for the fourth quarter and year-ended December 31, 2010.

The Company’s Core Earnings(1), a Non-GAAP financial measure, were $20.2 million or $0.37 per diluted share for the quarter ended December 31, 2010 and $67.2 million or $1.34 per diluted share for the year ended December 31, 2010.  Net Income attributable to the Company for the same periods was $17.6 million or $0.33 per diluted share and $57.0 million or $1.14 per diluted share for the quarter and year-end respectively. Net interest margin in the fourth quarter generated from investments was approximately $24.5 million, up from $22.8 million the prior quarter.

“We are pleased with our accomplishments in our first full year in operation, having made over $1.6 billion of investments in 2010,” said Barry Sternlicht, Chairman and CEO.  “During the fourth quarter we deployed over $543 million of capital, raised an additional $435 million in our first secondary offering and secured over $275 million of financing commitments. We also greatly strengthened our infrastructure as we expanded our originations, risk management and dedicated underwriting teams with the addition of ten executives hired by our external manager.  In addition, we have announced the sixth straight dividend increase since our Company’s formation to $0.42 for the first quarter of 2011. We are comfortable with this given current closings and our visible pipeline of opportunities which are in excess of $1 billion.”

“The commercial real estate debt markets have improved considerably over the past year,” Mr. Sternlicht continued. “This is a double edged sword. The availability of credit has enabled

(1)  Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to the Manager and is an appropriate supplemental disclosure for a mortgage REIT. For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent we own properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by the Manager and approved by a majority of the Company’s independent directors.

borrowers to find replacement financings at higher proceeds levels and lower interest rates than previously expected, allowing for an increasing number of financings that have resulted in the stabilization of property values across the globe. On the other hand, we can take advantage of this situation by offering a lower cost whole loan solution to borrowers and still retain the “risk” piece of the capital structure and meet our return targets.  The markets are more competitive and we are relying on our relationships and 20 years of underwriting experience to find the appropriate risk adjusted investments for our shareholders. We will continue to be both patient and disciplined to build a diversified book. This may mean that the exact timing of investments may be difficult to project quarter to quarter. Our ability to handle large loans, our flexibility and creativity and our speed of execution should provide sustainable advantages in the marketplace. We expect that our new originations team will source more than its fair share of attractive investments, and help us in our goal of creating a premier real estate finance company.”

Capital Markets Activities

In December 2010, the Company sold 23 million shares of its common stock in a secondary offering and raised approximately $435 million of proceeds net of fees and expenses.  The Company is using the proceeds of the offering to originate and/or purchase commercial mortgage loans and other target assets, repay certain outstanding indebtedness and to provide available capital for future investment.  The impact from the additional shares of common stock issued in the equity offering decreased the Company’s Core Earnings per share for the quarter by $0.04 from $0.41 per share to $0.37 per share.

During the fourth quarter, the Company closed a $150 million warehouse facility with Goldman Sachs Mortgage Company and a $125.2 million asset based credit agreement with Bank of America, N.A., increasing the Company’s aggregate financing capacity under its five financing facilities to $1.1 billion.  As of February 28, 2011, the Company had approximately $591 million drawn under its financing facilities.

Investment Portfolio

As of December 31, 2010, the Company had total investments of $1.8 billion, of which $1.6 billion were acquired or originated in 2010. During the fourth quarter, the Company completed $543 million in new loan investments.  These included the following transactions, certain of which have been previously disclosed by the Company:

•                  $206 million multi-component financing secured by ten full service hotels in ten states containing over 2,800 rooms.

•                  $178 million discount purchase of a $205 million participation in a senior loan secured by all the material assets of a major hotel company.  The acquisition was financed using a $125 million credit facility provided by the seller.

•                  $42 million subordinated first mortgage loan secured by four retail centers located in Pennsylvania and Ohio.

•                  $34 million multi-component financing secured by six retail properties located in 5 states that are fully leased to Walgreen Co. (NYSE: WAG) on a triple-net basis with an average remaining lease term of 20 years. Walgreen Co.’s long term debt rating is currently A/A2 by Standard & Poor’s and Moody’s, respectively.

•                  $33 million first mortgage loan secured by 70,000 square feet of specialty retail space located in Vail, Colorado.

•                  $27 million first mortgage loan secured by a limited service hotel located in New York City.

•                  $23 million multi-component financing secured by a full service hotel on the National Register of Historic Places in Rocky Mountain National Park, Colorado.

In addition, during the fourth quarter of 2010 the Company increased its net investment in residential mortgage backed securities (“RMBS”) by $44 million.

As of December 31, 2010, the Company’s portfolio of target investments, net of leverage, was $1.1 billion which is generating an 11.4% levered return.  As noted above, a portion of the Company’s proceeds from its December 2010 secondary offering was used to pay down revolving financing facilities and to fund the unlevered acquisition of new investments. Accordingly, the Company plans to increase the expected return on its existing target portfolio to 12.9% by increasing the leverage on these existing assets (both its unlevered investments and certain other investments that have not been fully levered) under the terms of its existing financing facilities.

As outlined in the table of investments below, the Company had $231 million of undrawn financing available on its existing assets as of December 31, 2010.

Starwood Property Trust, Inc. Investments as of December 31, 2010

($ amounts in thousands)

Investment	Face Amount	Carry Value	Existing Leverage (1)	Net Investment	Expected Return (2)	Additional Optimal Leverage (3)	Optimal Net Investment	Optimal Levered Return
Loans, first mortgages	$991,793	$952,144	$389,180	$562,964	10.3%	$230,825	$332,139	13.1%
Loans, subordinated debt	533,812	473,099	73,260	399,839	12.6%	—	399,839	12.6%
CMBS (4)	275,268	275,155	171,305	103,850	13.2%	—	103,850	13.2%

Total Target Portfolio	1,800,873	1,700,398	633,745	1,066,653	11.4%	230,825	835,828	12.9%

RMBS	140,576	122,525	—	122,525
Other Investments	13,299	14,177	—	14,177
	$1,954,748	$1,837,100	$633,745	$1,203,355

(1) Current financings are either fixed rate, floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(2) Returns are the annualized effective rate of return earned over the life of the investment (i.e. IRR) determined after the effects of existing leverage, and calculated on a weighted average basis.  The levered return includes the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s filings. The levered return for the target investments held at December 31, 2010 is presented solely for informational purposes and will not equal income recognized in prior or future periods.

(3) The Optimal Leverage noted above assumes financing that could be drawn from existing facilities for actual investments in place. Optimal Leverage as a general matter means the maximum leverage permitted under our financing facilities.  In certain circumstances, however, the Company has determined that Optimal Leverage for a particular investment is an amount less than the maximum allowable for reasons related to managing risk and investment yield.  The receipt of actual financing proceeds remains subject to lender approval.

(4) 81% owned by the Company

During the fourth quarter, the Company received $3.6 million of scheduled loan principal repayments.  The Company expects to receive aggregate net proceeds from maturities in 2011 of approximately $77.7 million, with approximately $6.1 million in the first quarter, $10.6 million in the second quarter, $48.6 million in the third quarter and $12.4 million in the fourth quarter.

Investment Capacity

As of December 31, 2010, the Company had approximately $227 million of available cash, $231 million of undrawn financing line availability on existing assets and up to approximately $200 million of net equity invested in mortgage backed securities and other investments that are classified as available for sale. These amounts, together with available capacity from the Company’s existing financing facilities, have the potential to provide additional investment funding of $600 million for subordinated and mezzanine loans or could be levered into a greater amount for whole loans.  The Company is currently in the process of obtaining additional financing facilities to further augment its existing investment capacity.

The table below outlines the Company’s financing facilities as of December 31, 2010:

Financing Facility Table

	Wells Fargo	Wells Fargo	Goldman	Bank of
	I	II	Sachs	America	TALF	Total

Maximum Facility Size	$274,575,211	$350,000,000	$150,000,000	$150,000,000	$171,305,496	$1,095,880,707

Undrawn Capacity	$—	$346,000,000	$145,000,000	$25,222,205	$—	$516,222,205

Extended Maturity (1)	May-13	Aug-15	Dec-12	Nov-14	Jul-12

(1) Subject to certain conditions

Dividend

On March 1, 2011, the Company’s Board of Directors declared a dividend of $0.42 per share for the quarter ending March 31, 2011, payable on April 15, 2011 to common shareholders of record as of March 31, 2011.

Book Value and Fair Value Net of Minority Interest

The Company’s GAAP book value per share at December 31, 2010 was $18.70. On a fully diluted basis, the Company’s GAAP book value at December 31, 2010 was $18.26 per share.  The fair value of the Company’s financial assets at December 31, 2010 was approximately $35 million in excess of the carrying value of the Company’s investment portfolio as of the same date, which represents a premium of $0.48 per share over the Company’s GAAP book value as of December 31, 2010, or $18.74 per fully diluted share net of minority interest.

Management Changes

The Company has named Stew Ward as its Chief Financial Officer, effective March 15, 2011. He is replacing Jerome Silvey, who has been acting as the Company’s interim Chief Financial Officer since July 2010.  Mr. Ward joined SPT Management, LLC, the Company’s external manager, in October 2010 as its Chief Financial Officer and its head of Capital Markets and Risk Management.

Mr. Ward brings more than 25 years experience to the Company from the commercial real estate (“CRE”) finance industry and capital markets. He is a founding partner of Coastal Capital Partners, LLC. He was at Countrywide Financial Corporation until September 2008 where he jointly managed the company’s CRE finance business and was responsible for all capital markets activities and risk management.

From 1995 to 1999 he was a senior officer in Nomura’s CRE division that is credited with many structural innovations that helped shape the securitization of CRE debt in the 1990’s. He also co-managed the CRE division beginning in 1998, and was responsible for all capital commitment and asset sale/securitization activities for CRE real estate debt and equity, and managed the construction lending and equity business lines. Prior to Nomura, Mr. Ward spent nine years in the fixed income division at Morgan Stanley where he was involved with the creation of the investment bank’s residential mortgage backed securities risk control arbitrage activities, distressed commercial mortgage acquisition and sales as well as establishing their commercial mortgage securitization structuring/trading platform.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Wednesday, March 2, 2011 at 11:00 a.m. Eastern Time to discuss fourth quarter and year end 2010 results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  877-407-0784

International: 201-689-8560

Conference ID:  366259

Conference Call Playback through March 16, 2011:

Domestic:  877-870-5176

International:  858-384-5517

Conference ID: 366259

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. focuses primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate-related debt investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc.

Contact: Investor Relations

Phone: 203-422-8100

Email: investorrelations@stwdreit.com

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations
(Amounts in thousands, except share and per share data)

		For the Year
	For the Three-Month	Ended
	Period Ended	December 31,
	December 31, 2010	2010
Net interest margin:
Interest income from mortgage-backed securities	$6,599	$21,981
Interest income from loans	23,766	71,543
Interest expense	(5,827)	(15,788)
Net interest margin	24,538	77,736
Expenses:
Management fees (including $2,803 and $7,420 of non-cash stock-based compensation, respectively)	6,153	22,775
General and administrative (including $34 and $102 of non-cash stock-based compensation, respectively)	2,058	7,277
Total expenses	8,211	30,052
Income before other income (expense) and taxes	16,327	47,684
Interest income from cash balances	195	1,268
Other income	93	135
Realized gain on sale of investments	1,615	11,629
Realized foreign currency gain	40	57
Realized loss on derivatives	(93)	(117)
Unrealized loss on currency hedges and interest rate swaps	1,582	(7,438)
Unrealized foreign currency remeasurement gain	(1,652)	6,050
Income before taxes	18,107	59,268
Income tax provision	218	426
Net Income	17,889	58,842
Net income attributable to non-controlling interests	316	1,796
Net income attributable to Starwood Property Trust, Inc.	$17,573	$57,046
Net income per share of common stock:
Basic	$0.33	$1.16
Diluted	$0.33	$1.14
Weighted average number of shares of common stock outstanding:
Basic	53,262,178	49,138,720
Diluted	54,162,148	50,021,824

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com.

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to the Manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that we foreclose on any properties underlying our target i), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by the Manager and approved by a majority of the Company’s independent directors.

Reconciliation of Net Income to Core Earnings
Amounts in Thousands Except Per Share Data

	December 31,	September 30,	June 30,	March 31,
	2010	2010	2010	2010
Net income attributable to Starwood Property Trust, Inc.	$17,573	$22,683	$10,849	$5,941
Add back for non-cash stock-based compensation	2,837	1,779	1,346	1,560
Add back for accrued incentive fee	(321)	1,556
Add back for net unrealized foreign currency loss	69	1,021	298
Core Earnings	20,158	27,039	12,493	7,501
Fully diluted per share	$0.37	$0.56	$0.26	$0.15